Exhibit 10.8

THIRD AMENDMENT TO
SEPARATION BENEFITS PLAN AND EMPLOYMENT AGREEMENT

This Third Amendment to Separation Benefits Plan and Employment Agreement (and Summary Plan Description) (this “Amendment”) is dated October 17, 2018, and is by and between Waste Connections US, Inc., a Delaware corporation (the “Company”), which is a wholly owned subsidiary of Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (“Parent”), and Ronald J. Mittelstaedt (“Executive”). The Company and Executive are referred to together herein as the “Parties.” All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Plan (as hereinafter defined).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Separation Benefits Plan and Employment Agreement (and Summary Plan Description), effective as of February 13, 2012, which was amended December 17, 2015 and February 13, 2018 (as amended, the “Plan”); and

WHEREAS, the Company recently amended that certain Separation Benefits Plan (and Summary Plan Description), effective July 24, 2018, under which certain other executives of the Company may become participants (the “Separation Plan”); and

WHEREAS, the Company and the Executive have determined that it is prudent to amend the Plan to make corresponding changes to the Plan’s terms and conditions by executing this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Retention Award. The first sentence of Section 4(g) of the Plan is hereby amended by deleting the phrase “In consideration of the Executive’s entering into this Amendment” and replacing it with the phrase “In consideration of the Executive’s entering into the Second Amendment to this Plan, dated February 13, 2018,”.

2.       Termination for Cause. Section 7(a) of the Plan is hereby amended by revising the definition of “Cause,” to be and to read as follows:

“For purposes of this Plan, “Cause” shall mean:

1.       gross negligence or willful misconduct of a material nature in connection with the performance of the Executive’s duties;

2.       the Executive’s conviction of (or pleading guilty or pleading no contest or nolo contendere to) a felony;

3.       a non-de minimis intentional act of dishonesty or misappropriation (or attempted misappropriation) of property belonging to the Company and/or any member of the WCI Group (other than a good faith expense account dispute related to a business expense);

4.       a material breach by the Executive of any of the obligations under this Plan or any other agreement with the Company or any member of the WCI Group or any policy of the WCI Group that is not immediately corrected following written notice of default specifying such breach; or

5.       a breach (material or otherwise) of any of the provisions of Sections 5, 6 or 12 of this Plan.

“WCI Group” means, for purposes of this Plan, the Parent, the Company and each of their subsidiaries and affiliates.”

3.       Termination without Cause. Section 7(b) of the Plan is hereby deleted and replaced in its entirety with the following:

“The employment of the Executive may be terminated without Cause at any time by the vote of a majority of the Board on delivery to the Executive of a written Notice of Termination (as defined in Section 9(a)). On a termination of Executive’s employment without Cause, the Company shall pay to the Executive in lieu of payments under Sections 4(a), 4(b) and 4(d) for the remainder of the Term, Seven Million Five Hundred Thousand Dollars ($7,500,000) in a lump sum payment on or within 60 days following the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. Notwithstanding anything in this Plan or this Section to the contrary, all actions under this Plan shall be completed in a manner that complies with or is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, for three years following the Executive’s termination of employment, the Company shall make available to the Executive and the Executive’s eligible dependents coverage under the Company’s group medical insurance (including group health, dental, and visions benefits) (which shall be concurrent with any health care continuation benefits to which the Executive or his eligible dependents are entitled under Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided, however, that the Executive shall be obligated to pay the Company for the portion of the premiums for such coverage on an after-tax basis equal to the amount paid by active employees for such coverage (the “Health Insurance Benefit”). Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Internal Revenue Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall terminate and the Executive shall not be eligible to receive any further benefits related to the Health Insurance Benefit other than as otherwise required by applicable law. In addition, on termination of the Executive under this Section 7(b), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. With respect to the Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period, the designated performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Executive’s Date of Termination and such equity awards shall be settled as soon as administratively practicable thereafter. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.

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In the event that the Executive’s employment is terminated pursuant to this Section 7(b), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraph of this Section 7(b), Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.”

4.       Termination on Disability. Section 7(c) of the Plan is hereby deleted and replaced in its entirety with the following:

“If during the Term the Executive should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the Executive incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months (“Disability”), the Company shall have the right, on written Notice of Termination (as defined in Section 9(a)) delivered to the Executive to terminate the Executive’s employment under this Plan. During the period that the Executive shall have been incapacitated due to Disability, the Executive shall continue to receive the full Base Salary provided for in Section 4(a) hereof at the rate then in effect until the Date of Termination (as defined in Section 9(b)) pursuant to this Section 7(c). If the Executive’s employment is terminated due to Disability during the Term, the Executive shall be entitled to receive, and the Company agrees to pay and deliver, the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof at the times and subject to the conditions set forth therein. In addition, on termination of the Executive under this Section 7(c), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. With respect to the Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period, the designated performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Executive’s Date of Termination and such equity awards shall be settled as soon as administratively practicable thereafter. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.

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In the event that the Executive’s employment is terminated pursuant to this Section 7(c), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraph of this Section 7(c), the Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.”

5.       Death. Section 7(d) of the Plan is hereby deleted and replaced in its entirety with the following:

“If the Executive dies during the Term the Company shall pay to the Executive’s estate the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof. Any cash payments shall be paid in a lump sum on or within 60 days following the date of death; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. In addition, on termination of the Executive under this Section 7(d), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. With respect to the Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period, the designated performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Executive’s Date of Termination and such equity awards shall be settled as soon as administratively practicable thereafter. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result. The provisions of this Section 7(d) shall not affect the entitlements of the Executive’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.”

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6.       Termination for Good Reason. The first paragraph of Section 8(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“In the event the Executive terminates his employment with the Company for Good Reason (as defined below), the Executive shall be entitled to receive, and the Company agrees to pay and deliver, the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof at the times and subject to the conditions set forth therein. In addition, on termination of the Executive under this Section 8(a), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. With respect to the Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period, the designated performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Executive’s Date of Termination and such equity awards shall be settled as soon as administratively practicable thereafter. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.”

7.       Definitions. Section 10(b) of the Plan is hereby deleted and replaced in its entirety with the following:

“For the purposes of this Plan, a Change in Control shall be deemed to have occurred if:

1.	there shall be consummated (i) any reorganization, liquidation or consolidation of Parent, or any merger or other business combination of Parent with any other corporation, other than any such merger or other combination that would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving entity outstanding immediately after such transaction, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent; or

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2.	any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Parent’s outstanding voting securities; or

3.	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by Parent’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

No benefits deemed non-qualified deferred compensation subject to Section 409A shall be payable upon a Change in Control pursuant to this Plan unless such Change in Control constitutes a “change in control event” with respect to the Parent within the meaning of Section 409A.”

8.       Indemnification. Section 13 of the Plan is hereby deleted and replaced in its entirety with the following:

“As an officer, employee and/or agent of the WCI Group, the Executive shall be indemnified by the Parent and/or the Company to the fullest extent permitted by applicable law in connection with his employment hereunder, unless the Executive is asserting claims against the WCI Group (as defined in Section 7(a)) or any member entity thereof. The indemnification provided under this Section 13 shall be in addition to, and shall not limit in any manner, any indemnification available to the Executive from the WCI Group under any other agreement, program or provision.”

9.       Governing Law and Jurisdictional Agreement. Section 22 of the Plan is hereby amended by (i) revising the phrase “The Plan and this Amendment are together intended” to read “This Plan is intended”, and (ii) revising the subsequent references to “the Plan and this Amendment” to read “this Plan”.

10.       Arbitration. Appendix A of the Plan is hereby deleted and replaced in its entirety with the Appendix A attached to this Amendment.

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11.       Additional Information Rights Under ERISA. Appendix B of the Plan is hereby amended to change the addresses referenced under the Administrative Information section to the Company’s new address. All references to “10001 Woodloch Forest Drive, Suite 400” shall be replaced with “3 Waterway Square Place, Suite 110.” All other provisions of the addresses listed and Appendix B remain the same.

12.       No Other Changes. Except as provided in this Amendment, the Plan shall remain in full force and effect and remain unchanged.

13.       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

14.       Governing Law. The Plan and this Amendment are together intended to be a Top Hat Plan and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan and this Amendment to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Texas shall apply, excluding any that mandate the use of another jurisdiction’s laws. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Harris County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, the Plan and this Amendment.

15.       Miscellaneous. This Amendment and the Plan set forth the entire agreement between the Company and the Executive concerning the subject matter herein, and fully supersedes any and all prior oral or written agreements, promises or understandings between the Company and the Executive concerning the subject matter herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an equity award held by the Executive. Further, the Executive represents and acknowledges that in executing this Amendment, the Executive does not rely, and has not relied, on any prior oral or written communications by the Company, and the Executive expressly disclaims any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Amendment. Therefore, the Executive understands that he is precluded from bringing any fraud or fraudulent inducement claim against the Company associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and the Executive are entering into this Amendment based on their own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of October 17, 2018.

WASTE CONNECTIONS US, INC. By: /s/ Worthing F. Jackman Its: President Date: October 17, 2018	EXECUTIVE /s/ Ronald J. Mittelstaedt Ronald J. Mittelstaedt Date: October 17, 2018

Signature Page

APPENDIX A

Detailed Claims And Arbitration Procedures

1.       Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Executive written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Executive does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Executive seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Executive with written notice of the denial, setting forth, in a manner calculated to be understood by the Executive: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Executive to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Executive can establish that the claims official has failed to respond to the claim in a timely manner, the Executive may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

The Executive shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). The Executive must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Executive did not receive it by its due date. The Executive shall have the opportunity to submit written comments, documents, records and other information relating to the Executive’s claim. The Executive (or the Executive’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Executive’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Executive relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Executive does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appendix A-1

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Executive written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial sixty (60) day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Executive and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Executive’s claim. If the Executive does not receive the appeal decision by the date it is due, the Executive may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford the Executive full and fair consideration of his or her claim.

Additional Disability Claims Procedures

Notwithstanding anything to the contrary above, disability claims and appeals under this Plan shall comply with the following requirements (in addition to any requirements above):

Initial Claims

Within forty-five (45) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period twice by thirty (30) days by giving the Executive prior written notice indicating the special circumstances requiring the extension of time and the date by which we expect to render a decision. If such an extension is necessary due to the Executive’s failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the Executive will be afforded at least forty-five (45) days within which to provide the specified information. If the Executive delivers the requested information within the time specified, any thirty (30)-day extension period will begin after the Executive has provided that information.

Appeals

The Executive must appeal a denied claim within one hundred eighty (180) days after receipt of written notice of denial of the claim. The decision by the appeals official shall be made not later than forty-five (45) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional forty-five (45) days by giving the Executive written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial forty-five (45) day period. If an extension is necessary due to the Executive’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the Executive will be afforded at least forty-five (45) days to provide the specified information. If the Executive delivers the requested information within the time specified, the forty-five (45) day extension of the appeal period will begin after the Executive has provided that information.

Appendix A-2

Effective as of April 1, 2018, the following provisions apply with respect to a claim for disability benefits under this Plan. The claims requirements above shall apply as the internal claims process except as provided under DOL Reg. 2650.503-1 and any superseding guidance.

(1)       Independent and Impartial Review. The Plan must meet the conflict of interest requirements under DOL Reg. 2560.503-1(b)(7). All claims and appeals for disability benefits must be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support the denial of benefits.

(2)       Adverse Benefit Determination. An adverse benefit determination also includes any rescission of coverage as described in DOL Reg. 2560.503-1(m)(4)(ii).

(3)       Full and Fair Review. The Executive must be allowed to review the file and present evidence and testimony as part of the appeals process. Executives must be provided, free of charge, with any new or additional evidence considered, relied upon or generated by the Plan in connection with the claim sufficiently in advance of the final adverse benefit determination to give the Executive a reasonable opportunity to respond prior to that date in accordance with DOL Reg. 2560.503-1(h)(4).

(4)       Deemed Exhaustion of Claims Process. If the Plan fails to adhere to the requirements of DOL Reg. 2560.503-1, except as provided under DOL Reg. 2560.503-1(l)(2)(ii), the Executive may bring an action under section 502(a) of ERISA as provided in DOL Reg. 2560.503-1(l)(2)(i) and any superseding guidance.

(5)       Notices. A notice of adverse benefit determination must include the information required under DOL Reg. 2560.503-1(g)(vii), (j)(4) and (j)(6), as applicable. The notice of adverse benefit determination must include a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(A)    The views presented by the Executive to the Plan of health care professionals treating the Executive and vocational professionals who evaluated the Executive;

(B)    The views of medical or vocational experts whose advice was obtained on behalf of the plan in connection with the Executive’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

Appendix A-3

(C)    A disability determination regarding the Executive presented by the Executive to the Plan made by the Social Security Administration;

If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice should contain an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Executive’s medical circumstances, or a statement that such explanation will be provided free of change upon request. In addition, if any specific internal rules, guidelines, protocols, standards or other similar criteria of the plan were relied upon in making the adverse determination, the notice should describe such criteria or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist.

The notice must be provided in a culturally and linguistically appropriate manner as provided under DOL Reg. 2560.503-1(g)(viii), (j)(7), and (o). If the Plan maintains a contractual deadline to file a civil action under section 502(a) of ERISA, the notice of adverse benefit determination shall disclose the specific deadline, including the calendar date on which the Executive’s rights expire, as required by DOL Reg. 2560.503-1(j)(4)(ii).

Arbitration of Rejected Appeals

If the Executive has pursued a claim through the appeal stage of these claims procedures, the Executive may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.       Arbitration Procedure

Request for Arbitration

The Executive must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Executive or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Executive has entered into a separate and valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the American Arbitration Association (“AAA”). Except as provided below, the arbitration shall be in accordance with AAA’s then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, Texas law pertaining to arbitration agreements shall apply.

Appendix A-4

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Executive is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Executive and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant the Executive’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Executive may not present any evidence, facts, arguments, or theories at the arbitration that the Executive did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit the Executive to present additional evidence or theories if the Arbitrator determines that the Executive was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Appendix A-5

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, except as required by applicable law.

Procedure for Collecting Costs From Executive

Before the arbitration commences, the Executive must deposit with the Plan Administrator a payment equal to the amount of any fees that he or she would pay to file a claim in court. The Company shall pay any portion of the anticipated fees and costs of the Arbitrator in excess of that amount. In the event the Company is the prevailing party in any arbitration, the Arbitrator shall be permitted to reallocate the fees and costs associated with the arbitration from the Company to the Participant and in such event the Participant shall be obligated to reimburse the Company for such fees and costs within 10 days after such determination is made.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Appendix A-6

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

Appendix A-7